Exhibit 99.1

News Release

Standard Pacific Announces Amendment of MatlinPatterson Warrant

IRVINE, Calif., Nov. 23, 2010.  Standard Pacific Corp. (NYSE: SPF) today announced an amendment to the June 27, 2008 warrant (the "Warrant") issued by the Company to MP CA Homes, LLC ("MatlinPatterson") to purchase shares of the Company's Series B Junior Participating Convertible Preferred Stock. The Warrant, which is now directly exercisable for 89.4 million shares of Company common stock, was also amended to require MatlinPatterson to exercise the Warrant in full for $187.5 million in cash no later than the business day immediately following the earlier of a) the consummation of the Company's previously announced tender offers and consent solicitations and b) the date which is six months from the date of the amendment. In conjunction with this transaction, which is accretive to book value per share, MatlinPatterson agreed not to sell any securities of the Company for at least nine months from today. The amendment was approved by an independent special committee of the Company's board of directors, which was advised by an independent financial advisor (Houlihan Lokey) and represented by independent legal counsel (Latham & Watkins). MatlinPatterson was advised by Credit Suisse Securities (USA) LLC.

Ken Campbell, Standard Pacific's Chief Executive Officer, noted, "This equity investment to be made by MatlinPatterson will allow the Company to pursue opportunities for growth from a stronger position. Pending the successful completion of the previously announced tender offers and consent solicitations, and with the additional capital to be provided by MatlinPatterson upon exercise of the Warrant, we will be able to accelerate the execution of our strategy of opportunistic land buying. We believe that the additional equity capital will also facilitate the Company's access to a contemplated revolving credit facility."

About Standard Pacific

Standard Pacific, one of the nation's largest homebuilders, has built more than 112,000 homes during its 44-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Forward-Looking Statements

This press release contains forward-looking statements, including our statements regarding the exercise of the Warrant, the number of shares issuable upon the exercise of the Warrant (and conversion of the Series B Junior Participating Convertible Preferred Stock issuable upon such exercise), the proceeds to be received by the Company as a result of the exercise of the Warrant, the Company's business strategy and the execution thereof, the availability of suitable land buying opportunities, potential land purchases by the Company and the creation of, and availability of credit under, a potential future revolving credit facility of the Company. All forward-looking statements in this press release reflect the Company's current analysis of existing facts and information and represent the Company's judgment only as of the date of this press release. Actual events or results might differ materially from these statements due to risks and uncertainties. There is no assurance that the Company will not agree to a further amendment of the Warrant, including if the Company does not consummate the previously announced tender offers and consent solicitations. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this press release, see the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q.

Contact:

John Stephens, SVP & CFO (949) 789-1641, jstephens@stanpac.com